UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 20, 2006
Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

This Current Report on Form 8-K updates Items 6, 7, and 8 of the Annual Report on Form 10-K for the fiscal year ended May 28, 2006 (the “Form 10-K”) of ConAgra Foods, Inc. (the “Company”) to reflect, for all periods presented in the Form 10-K, the reclassification during the Company’s first quarter of fiscal 2007 of: (A) the results of operations and cash flows of a branded deli meats business as an additional component of the packaged meats operations in discontinued operations, (B) the assets and liabilities of the Company’s oat milling business to assets and liabilities held for sale, and (C) certain inventory financing costs within the Company’s Food and Ingredients and Trading and Merchandising reporting segments from cost of goods sold to interest expense. This Current Report also updates the Company’s quarterly results of operations presented in the Form 10-K to reflect a change in accounting methods for advertising and promotion expense made during the Company’s first quarter of fiscal 2007. The underlying reasons for the aforementioned changes have been previously discussed in the Company’s fiscal 2007 first quarter earnings release and/or quarterly report on Form 10-Q. Further, these changes had no impact on annual net income or earnings per share.

During the first quarter of fiscal 2007, the Company determined that it would discontinue sales of certain branded deli meats products, which had not been previously reflected in discontinued operations, concurrent with the disposition of its packaged meats business. Accordingly, the Company has reclassified the results of operations and cash flows associated with this branded deli meats business to discontinued operations. Also during the first quarter of fiscal 2007, the Company initiated a plan to dispose of an oat milling business. The Company expects to complete the sale of the oat milling business during fiscal 2007. The assets and liabilities of the oat milling business are now presented as assets and liabilities held for sale in the Company’s consolidated balance sheets. The Company expects to continue to supply certain ingredients to this business subsequent to its divestiture. Due to these significant continuing cash flows, the results of operations of the oat milling business continue to be reflected within results of continuing operations.

Under requirements of the Securities and Exchange Commission (the “SEC”), the same reclassification to discontinued operations required by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, reflected in the Company’s quarterly report on Form 10-Q for the quarter ended August 27, 2006, is required for previously issued annual financial statements for each of the three years shown in the Form 10-K if those financial statements are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the sale of the business. These reclassifications have no effect on the Company’s previously reported net earnings.

During the first quarter of fiscal 2007, the Company also reclassified certain inventory financing costs. The Company previously classified these financing costs in its Food and Ingredients and Trading and Merchandising reporting segments in cost of goods sold. These amounts have been reclassified to interest expense for all periods presented.

In addition to the reclassifications discussed above, the Company changed accounting methods for advertising and promotion expense. Previously, the Company recognized advertising costs in selling, general and administrative expense in interim periods based on the sales volumes for the interim period as a proportion of estimated annual sales volumes. During the first quarter of fiscal 2007, the Company changed its method of accounting for advertising expense for interim periods such that all advertising expense is recognized as incurred. The change has been applied retrospectively to all prior interim periods and advertising expense for such interim periods has been restated. There was no impact on any annual reporting periods.

The Company has not updated matters in the Form 10-K except to the extent expressly provided above.

Set forth in Exhibit 99.1 attached hereto are updated management’s discussion and analysis of financial condition and results of operations, consolidated financial statements, and selected financial data with respect to the operations of the Company for the years presented in the Form 10-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

23.1                           Consent of KPMG LLP, independent registered public accounting firm

23.2                           Consent of Deloitte & Touche LLP, independent registered public accounting firm

99.1                           Updated Item 6. Selected Financial Data; Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Updated Item 8. Financial Statements and Supplementary Data of Form 10-K for the fiscal year ended May 28, 2006; and updated Exhibit 12. Ratio of Earnings to Fixed Charges

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: November 20, 2006	By:	/s/ JOHN F. GEHRING
John F. Gehring
Senior Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit	Description	Page No.
23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

99.1

Updated Item 6. Selected Financial Data; Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Updated Item 8. Financial Statements and Supplementary Data of Form 10-K for the fiscal year ended May 28, 2006; and updated Exhibit 12. Ratio of Earnings to Fixed Charges